Exhibit 19.1

PETROS PHARMACEUTICALS, INC.

INSIDER TRADING POLICY AND PROCEDURES

I.	Purpose

The purpose of this Insider Trader Policy and Procedures (this “Policy”) is to assist Petros Pharmaceuticals, Inc. and its subsidiaries (the “Company” or “Petros”) in complying with applicable federal and state securities laws regarding insider trading, and to preserve the reputation and integrity of the Company.

II.	Scope

This Policy applies to:

●	Members of the Board Directors of the Company and Executive Officers (as defined below) and employees, agents, auditors, and consultants of Petros, and any other individuals (collectively “Covered Individuals”) who act on behalf of the Company including its wholly or majority owned affiliates, subsidiaries and joint ventures;
●	Anyone who lives in the above individuals’ households (whether or not family members) and any family members who do not live in the individuals’ households but whose transactions in Company Securities (as defined below) are directed by Covered Individuals or are subject to Covered Individual’s influence or control, such as parents or children who consult with Covered Individuals before they trade in Company Securities (collectively referred to as “Family Members”); and
●	Any entities that are under the influence or control, including corporations, partnerships or trusts, of Covered Individuals or their Family Members (collectively, “Controlled Entities”), and transactions by such Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for the account of the Covered Individuals or Family Members.
III.	Responsibilities

Covered Individuals must ensure that they comply with this Policy.

The Vice President of Finance (or his/her designee) reviews and responds to Covered Individual’s questions about this Policy, as well as any proposed transactions that may be affected by this Policy.

IV.	Definitions

Blackout Periods - periods where Designated Persons may not conduct transactions (for their own or related accounts) involving the purchase or sale of Company Securities. For purposes of this Policy, Blackout Periods are as follows:

●	The period in any fiscal quarter commencing on the fifteenth day of the third calendar month (i.e., March 15, June 15, September 15, and December 15) and ending after the first full business day after the date of public disclosure of the financial results for such fiscal quarter or year. If public disclosure occurs on a trading day before the markets close, then such date of disclosure shall not be considered the first trading day with respect to such public disclosure; or
●	Any other period designated in writing by the Company’s Vice President of Finance. Such a period is referred to in this Policy as an “Event-Specific Blackout Period”.

Company Securities - common stock, puts, calls or other derivatives, whether or not issued by the Company, or any other type of securities that the Company may issue, such as preferred stock, convertible debentures and warrants.

Designated Person - a Covered Individual who, during the normal course of his or her job, has routine access to Material, Non-Public Information about the Company, including information about one or more business units or corporate level information. The Company will separately notify Covered Individuals who the Company considers as Designated Persons, and will revisit the list of Designated Persons from time to time.

Executive Officers - those officers covered by Rule 16a-1(f) of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”), including, without limitation, the principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.

Material Information - any information that a reasonable investor would consider important in deciding to buy, hold, or sell securities. Any information that could be expected to affect a company’s stock price, whether it is positive or negative, should be considered Material Information. A more detailed description of what is considered Material Information is provided below.

Non-Public Information - information that has not been disclosed to the public is generally considered to be non-public information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. A more detailed description of what is considered Non-Public Information is provided below.

Material, Non-Public Information - any information that is both Material Information and Non-Public Information.

Pre-Clearance Procedures - the approval process that a Designated Person or other person must complete before any trade relating to the purchases or sales in Company Securities. The Vice President of Finance may designate and provide notice to other key employees who may, from time to time, be subject to the Pre-Clearance Procedures under this Policy.

V.	Implementation

Insider trading is illegal and prohibited. Insider trading occurs when a person who is aware of Material, Non-Public Information about a company buys or sells that company’s securities or provides Material, Non-Public Information to another person who may trade on the basis of that information. Covered Individuals are responsible for complying with the procedures in this Policy. Moreover, any action on the part of the Company, the Vice President of Finance, or any other employee or Board Director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. Covered Individuals could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail.

Restrictions for Covered Individuals

5.1.1 No Trading on Material, Non-Public Information: If Covered Individuals become aware of Material, Non-Public Information about the Company, Covered Individuals may not, directly or indirectly, buy or sell Company Securities or engage in any other action to take advantage of that information. If Covered Individuals have any questions as to whether information is Material Information or is publicly available, Covered Individuals must err on the side of caution and seek guidance from the Company’s Vice President of Finance.

Material Information: For purposes of this Policy, Material Information is any information that a reasonable investor would consider important in deciding to buy, hold, or sell securities. Any information that could be expected to affect a company’s stock price, whether it is positive or negative, should be considered Material Information. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and one should carefully consider how a transaction may be construed by enforcement authorities who will have the benefit of hindsight. Even if information is not material to the Company, it may be material to a customer, supplier, or other company with publicly traded securities. While it is not possible to define all categories of Material Information, some examples of information that ordinarily would be regarded as Material Information are:

●	A proposed acquisition, sale or joint venture;
●	Projected future earnings or losses;
●	A significant expansion or cutback of operations;
●	Changes in executive management;
●	Major lawsuits or legal settlements;
●	Extraordinary customer quality claims;
●	The commencement or results of regulatory proceedings;
●	A proposed merger or tender offer;
●	Changes to earnings guidance or projections, if any;
●	The potential or actual gain or loss of a major contract, customer or supplier;
●	Company restructuring;

●	Borrowing activities, including contemplated financings and refinancings (other than in the ordinary course);
●	A change in dividend policy, the declaration of a stock split, or an offering of additional securities;
●	The establishment of a repurchase program for Company Securities;
●	A change in auditors or notification that the auditor’s reports may no longer be relied upon;
●	Development of a significant new product, process, or service;
●	Cybersecurity risks and incidents, including vulnerabilities and breaches;
●	The imposition of a ban on trading in Company Securities or the securities of another company; or
●	Impending bankruptcy or the existence of severe liquidity problems.

Non-Public Information: For purposes of this Policy, information that has not been disclosed to the public is generally considered to be Non-Public Information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Filings with the Securities and Exchange Commission (“SEC”) and press releases are generally regarded as public information. By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s employees, or if it is only available to a select group of analysts, brokers, and institutional investors.

Once information is widely disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until after one business day has elapsed since the day on which the information is released. If, for example, the Company were to make an announcement on a Monday, Covered Individuals should not purchase or sell Company Securities until Wednesday. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific Material, Non-public information.

5.1.2 No Tipping: If Covered Individuals become aware of Material, Non-Public Information about the Company (including its subsidiaries), Covered Individuals may not communicate or pass (i.e., “tip”) that information on to others outside the Company, including Family Members and friends. The federal securities laws impose liability on any person who “tips” (the “tipper”), or communicates Material, Non-Public Information to another person or entity (the “tippee”) who then trades on the basis of the information. Penalties may apply regardless of whether the tipper derives any benefits from the tippee’s trading activities.

Additional Restrictions for Designated Persons

5.1.3 Additional restrictions on trading Company Securities are applicable to certain Designated Persons. Unless pursuant to a properly established Rule 10b5-1 Plan (as defined below), in order to prevent inadvertent violations of the federal securities laws and to avoid even the appearance of trading on the basis of Material, Non-Public Information, all Designated Persons are subject to the Blackout Periods and Pre-Clearance Procedures described in this Policy. In addition, Designated Persons may not give trading advice of any kind about the Company (including its subsidiaries), whether or not such Designated Person is aware of Material, Non-Public Information.

●	Non-Disclosure of Blackout Periods: If Designated Persons or other Covered Individuals are made aware of the existence of an Event-Specific Blackout Period, they must not disclose the existence of such Event-Specific Blackout Period to any other person. The safest period for trading in Company Securities, assuming the absence of Material, Non-Public Information, generally is the first ten trading days following the end of the Blackout Period. Covered Individuals will, as any quarter progresses, be increasingly likely to be aware of Material, Non-Public Information about the expected financial results for the quarter.
●	Pre-Clearance Procedures: All Designated Persons must clear purchases or sales in Company Securities with the Company’s Vice President of Finance (or his/her designee) before the trade may occur. Pre-clearance may also be required for certain gifts and other transfers not involving the purchase or sale of Company Securities (as specified below).
o	Requests for pre-clearance must be made in writing at least two (2) business days before the date of the proposed transaction. The request must state the date on which the proposed transaction will occur and identify the broker-dealer or any other investment professional responsible for executing the trade.
o	The Vice President of Finance (or his/her designee) will inform the requesting individual of a decision with respect to the request as soon as possible after considering all the circumstances relevant to his/her determination. The Vice President of Finance (or his/her designee) is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction.
o	If the Vice President of Finance (or his/her designee) has not responded to a request for pre-clearance, Designated Persons must not trade in the Company’s Securities. If approved, the transaction must occur within two (2) business days after receipt of approval (so long as the transaction is not during a Blackout Period). If permission is denied, Designated Persons must refrain from initiating any transaction in Company Securities, and must not inform any other person of the restriction.
o	Even if approval to trade pursuant to the Pre-Clearance Procedures is obtained in writing, or pre-clearance is not required for a particular transaction, Designated Persons or other Covered Individuals may not trade in the Company Securities if he or she is aware of Material, Non-Public Information about the Company or any of the companies covered by this Policy. This Policy does not require pre-clearance of transactions in any other company’s securities unless otherwise indicated in writing by the Company’s Vice President of Finance.

Special and Prohibited Transactions for Covered Individuals

5.1.4 The Company considers it improper and inappropriate for Covered Individuals to engage in short-term or speculative transactions in Company Securities. It therefore is the Company’s policy that Covered Individuals may not engage in any of the following transactions, or should otherwise consider the Company’s preferences as described below:

●	Short-term Trading. Section 16(b) of the Exchange Act prohibits Designated Persons from (a) purchasing and then selling or (b) selling and then purchasing Company Securities of the same class in the open market during a six month period. Short-term trading of Company Securities by Designated Persons may be distracting and may unduly focus on the Company’s short-term stock market performance instead of the Company’s long-term business objectives. Note that shares purchased through the Company’s equity plans and transactions with the Company are not subject to this restriction.
●	Short Sales. Short sales (selling securities that Covered Individuals do not own, with the intention of buying the securities at a lower price in the future) of Company Securities are prohibited by this Policy. Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. Short sales may reduce the seller’s incentive to improve the Company’s performance. In addition, Section 16(c) of the Exchange Act prohibits Board Directors and officers from engaging in short sales.
●	Publicly Traded Options. Transactions in puts, calls, or other derivative securities on an exchange or in any other organized market are prohibited by this Policy. A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock and therefore creates the appearance that trading is based on inside information. Transactions in options also may focus attention on short-term performance at the expense of the Company’s long-term objectives. See “Hedging Transactions” below.
●	Margin Accounts and Pledges. Holding Company Securities in margin accounts or pledging Company Securities as collateral for loans or other obligations is prohibited by this Policy.
●	Hedging Transactions. Engaging in hedging transactions with respect to ownership in Company Securities, including trading in any derivative security relating to Company Securities, is prohibited by this Policy. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow individuals to lock in much of the value of their stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow individuals to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, individuals may no longer have the same objectives as the Company’s other stockholders.

●	Standing and Limit Orders. Standing and limit orders create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a director, officer, or other employee is in possession of Material, Non-Public Information. The Company, therefore, discourages placing standing or limit orders on Company Securities. If a person subject to this Policy determines that he or she must use a standing order or limit order, the order should be limited to a short duration and should otherwise comply with the restrictions and procedures outlined in this Policy.

Transactions Under Company Plans

5.1.5 This Policy’s trading restrictions do not apply in the case of the following transactions, except as specifically noted:

●	Stock Option Exercises. Exercise of an employee stock option acquired pursuant to the Company’s plans, if any, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy’s trading restrictions do apply, however, to any sale of the underlying stock or to a cashless exercise of the option through a broker, as this entails selling a portion of the underlying stock to cover the cost of exercise.
●	Restricted Stock and Restricted Stock Units (“RSUs”). Vesting of restricted stock or RSUs, or the exercise of a tax withholding right pursuant to which a person elected to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock or RSUs. The Policy does apply, however, to any market sale of restricted stock.
●	401(k) Plan. Purchases of Company Securities in the Company’s 401(k) plan resulting from periodic contribution of money to the plan pursuant to standard payroll deduction elections.
●	Other Similar Transactions. Any other similar purchase of Company Securities from the Company or sales of Company Securities to the Company are not subject to this Policy.
●	Rule 10b5-1 Trading Plans. Transactions pursuant to any Rule 10b5-1 Plan properly established in accordance with applicable SEC rules and interpretations.

Gifts and Other Transfers Not Involving a Purchase or Sale

5.1.6 Provided that no consideration is received from the recipient, gifts of Company Securities to charities or other persons, as well as transfers to or from trusts or partnerships, by a

Designated Person may be permitted in certain circumstances and so long as the Designated Person obtains approval from the Vice President of Finance (or his/her designee) in accordance with this Policy’s Pre-Clearance Procedures.

Rule 10b5-1 Plans

5.1.7 Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Company Securities that meets certain conditions specified in the Rule (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, Company Securities may be purchased or sold without regard to certain insider trading restrictions, including Blackout Periods and Pre-Clearance Procedures. To comply with this Policy, a Rule 10b5-1 Plan must be approved by the Company’s Vice President of Finance and meet the requirements of Rule 10b5-1. In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of Material, Non-Public Information and not during a Blackout Period. Once the Rule 10b5-1 Plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded, or the date of the trade. The Rule 10b5-1 Plan must either specify the amount, pricing, and timing of transactions in advance or delegate discretion on these matters to an independent third party. Any Rule 10b5-1 Plan must be submitted for approval two weeks prior to the entry into the Rule 10b5-1 Plan.

Post-Termination Transactions

5.1.8 This Policy continues to apply to transactions in Company Securities even after a Covered Individual’s service with the Company (or its subsidiaries) has ended (other than the Pre-Clearance Procedures and trading prohibitions during Blackout Periods, which will cease to apply upon the expiration of any Blackout Period pending at the time of the termination of service). If a Covered Individual becomes aware of Material, Non-Public Information after termination, that individual must not purchase or sell Company Securities until that information has become public or is no longer Material Information.

Trading Based on Other Companies’ Material, Non-Public Information

5.1.9 Covered Individuals who, in the course of working for the Company or its subsidiaries, learn of Material, Non-Public Information about a company with which the Company does business, including a subcontractor or supplier of the Company or its subsidiaries, may not trade in, take advantage of, or pass (i.e., “tip”) information about that company’s securities until the information becomes public or is no longer Material Information.

VI. Consequences for Violations

Insider trading is a serious crime. There are no limits on the size of a transaction that will trigger insider trading liability. Insider trading violations are pursued vigorously by the SEC and can be detected using advanced technologies. In the past, relatively small trades have resulted in investigations by the SEC or the Department of Justice.

Individuals found liable for insider trading (and tipping) face penalties of up to three (3) times the profit gained or loss avoided, a criminal fine of up to $5 million, and up to twenty (20) years in jail. In addition to the potential criminal and civil liabilities, in certain circumstances the Company may be able to recover all profits made by an insider who traded illegally plus other damages. Furthermore, the Company (and its executive officers and directors) could face penalties of the greater of $1 million or three (3) times the profit gained or loss avoided as a result of an employee’s violation and/or a criminal penalty of up to $25 million.

Without regard to civil or criminal penalties that may be imposed by others, violation of this Policy and its procedures are subject to disciplinary action, including termination of employment from the Company or any of its subsidiaries. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish one’s reputation and irreparably damage a career.

VII. Related Policies

Code of Conduct